Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HCA HEALTHCARE, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, HCA Healthcare, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.     The name of the Corporation is HCA Healthcare, Inc.

B.     The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the text of Article IX in its entirety and inserting the following in lieu thereof:

ARTICLE IX

SPECIAL MEETINGS OF STOCKHOLDERS; ADVANCE NOTICE; ACTION BY

WRITTEN CONSENT

Special meetings of stockholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office, by the Chairman of the Board or by the Chief Executive Officer of the Corporation and, subject to the provisions of the Bylaws of the Corporation, a special meeting of the stockholders of the Corporation shall be called by the Secretary of the Corporation upon written request of the holders of record of at least fifteen percent (15%) of the voting power of all outstanding shares of Common Stock entitled to vote at such meeting, such voting power to be calculated and determined in the manner specified, and with any limitations as may be set forth, in the Corporation’s Bylaws. Subject to the rights of the holders of any shares of Preferred Stock issued and outstanding at such time, special meetings of stockholders may not be called by any other person or persons. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

C.     The foregoing amendment was duly adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware.

D.     This Amendment to the Amended and Restated Certificate of Incorporation shall be effective at 12:01 a.m. Eastern Time on May 5, 2020.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name this 4th day of May, 2020.

HCA HEALTHCARE, INC.

By:	/s/ John M. Franck II
Name:	John M. Franck II
Title:	Vice President – Legal and Corporate Secretary